Exhibit 99.1

P R E S S   R E L E A S E

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEX REPORTS FOURTH QUARTER AND FISCAL 2016 RESULTS

•                 Fourth quarter adjusted EPS at $0.29, up 7% year-over-year

•                 Quarterly adjusted operating margin increased 50 basis points year-over-year

•                 Fiscal year strong free cash flow generation of $639 million

•                 All-time highest fiscal year adjusted EPS for the Company at $1.14

San Jose, CA, April 28, 2016 — Flex (NASDAQ: FLEX), a leading sketch-to-scale™ solutions company that designs and builds intelligent products for a connected world, today announced results for its fourth quarter and fiscal year ended March 31, 2016:

	Three Month Periods Ended		Twelve Month Periods Ended
	March 31	March 31	March 31	March 31
(US$ in millions, except EPS)	2016	2015	2016	2015
Net sales	$5,773	$5,952	$24,419	$26,148
Adjusted operating income	$200	$178	$792	$751
GAAP operating income	$118	$164	$653	$701
Adjusted net income	$161	$157	$645	$637
GAAP net income	$61	$135	$444	$601
Adjusted EPS	$0.29	$0.27	$1.14	$1.08
GAAP EPS	$0.11	$0.23	$0.79	$1.02

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

Fourth Quarter Results of Operations

Net sales for the fourth quarter ended March 31, 2016 were $5.8 billion, at the mid-point of the revenue guidance range of $5.5 to $6.1 billion. Despite the slight decline in revenue, adjusted operating income increased 13% on a year-over-year basis to $200 million, which was above the mid-point of the guidance range. Quarterly adjusted operating margin expanded 50 basis points year-over-year to 3.5%. Adjusted net income was $161 million in the fourth quarter, increasing 2% year-over-year. Adjusted earnings per diluted share of $0.29 was up 7% from $0.27 in the year ago quarter.

Fiscal Year 2016 Results of Operations

Net sales for the fiscal year ended March 31, 2016 were $24.4 billion, and fiscal year 2016 adjusted operating income increased 5% to $792 million from $751 million in the prior fiscal year. Adjusted earnings per diluted share increased 6 cents to $1.14 year-over-year.

“Fiscal 2016 profit and margin expansion continues to validate Flex’s portfolio evolution and sketch-to-scale strategy. This also marks our third consecutive year of adjusted operating profit and adjusted EPS expansion,” said Mike McNamara, chief executive officer of Flex. “We are committed to continuing this strong trend, and remain focused on driving a continuously richer mix of business across the entire Flex Platform.”

“Cash flow generation continues to be a hallmark for Flex, and a positive reflection of our culture of discipline and focused execution,” said Chris Collier, chief financial officer at Flex. “We generated over $1.1 billion in operating cash flow and $639 million in free cash flow in fiscal 2016. This allowed us to continue fulfilling our commitment to consistently return value to our shareholders; this year we spent $420 million buying back almost 7% of our shares, representing an allocation of 66% of our fiscal 2016 free cash flow.”

Guidance

For the first quarter ending July 01, 2016, revenue is expected to be in the range of $5.5 to $5.9 billion and adjusted EPS is expected to be in the range of $0.25 to $0.29 per diluted share.

GAAP earnings per share is expected to be lower than the adjusted EPS guidance provided herein by approximately $0.08 per diluted share for intangible amortization and stock-based compensation expense.

Conference Calls and Web Casts

A conference call hosted by the Flex management team will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the fourth quarter and fiscal year ended March 31, 2016. The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site.  A replay of the broadcast will remain available on the Company’s website afterwards.

About Flex

Flextronics International Ltd. (Reg. No. 199002645H) is a leading sketch-to-scale™ solutions company that designs and builds intelligent products for a connected world. With approximately 200,000 professionals across 30 countries and a promise to help the world Live smarter™, the company provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit www.flextronics.com or follow us on Twitter @Flextronics.

# # #

This press release contains forward-looking statements within the meaning of U.S. securities law including statements related to the future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; compliance with legal and regulatory requirements; that the expected revenue and margins from recently launched programs may not be realized; that recently proposed changes in tax laws in certain jurisdictions where we operate may materially impact our tax expense, and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Month Periods Ended
	March 31, 2016	March 31, 2015
GAAP:
Net sales	$5,772,698	$5,951,600
Cost of sales	5,366,361	5,572,783
Gross profit	406,337	378,817
Selling, general and administrative expenses (2)	288,092	214,613
Operating income	118,245	164,204
Intangible amortization	22,848	8,807
Interest and other, net	24,687	11,232
Other charges (income), net	1,481	(11,707)
Income before income taxes	69,229	155,872
Provision for income taxes	7,885	20,760
Net income	$61,344	$135,112

EPS:
Net income:
GAAP	$0.11	$0.23
Non-GAAP	$0.29	$0.27

Diluted shares used in computing per share amounts	552,828	581,852

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Twelve Month Periods Ended
	March 31, 2016	March 31, 2015
GAAP:
Net sales	$24,418,885	$26,147,916
Cost of sales	22,810,824	24,602,576
Gross profit	1,608,061	1,545,340
Selling, general and administrative expenses (2)	954,890	844,473
Operating income	653,171	700,867
Intangible amortization	65,965	32,035
Interest and other, net	84,793	51,410
Other charges (income), net (3)(4)	47,738	(53,233)
Income before income taxes	454,675	670,655
Provision for income taxes	10,594	69,854
Net income	$444,081	$600,801

EPS:
Net income:
GAAP	$0.79	$1.02
Non-GAAP	$1.14	$1.08

Diluted shares used in computing per share amounts	564,869	591,556

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three Month Periods Ended
	March 31, 2016	March 31, 2015
GAAP gross profit	$406,337	$378,817
Stock-based compensation expense	2,546	1,941
Non-GAAP gross profit	$408,883	$380,758
GAAP SG&A Expenses	$288,092	$214,613
Stock-based compensation expense	18,475	11,509
Bad debt expense (2)	61,006	—
Non-GAAP SG&A Expenses	$208,611	$203,104
GAAP operating income	$118,245	$164,204
Stock-based compensation expense	21,021	13,450
Bad debt expense (2)	61,006	—
Non-GAAP operating income	$200,272	$177,654
GAAP provision for income taxes	$7,885	$20,760
Intangible amortization benefit	1,660	215
Tax benefit on intangible assets	3,705	—
Non-GAAP provision for income taxes	$13,250	$20,975
GAAP net income	$61,344	$135,112
Stock-based compensation expense	21,021	13,450
Intangible amortization	22,848	8,807
Bad debt expense (2)	61,006	—
Adjustments for taxes	(5,365)	(215)
Non-GAAP net income	$160,854	$157,154
EPS:
Net income:
GAAP	$0.11	$0.23
Non-GAAP	$0.29	$0.27

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Twelve Month Periods Ended
	March 31, 2016	March 31, 2015
GAAP gross profit	$1,608,061	$1,545,340
Stock-based compensation expense	8,986	7,503
Non-GAAP gross profit	$1,617,047	$1,552,843
GAAP SG&A Expenses	$954,890	$844,473
Stock-based compensation expense	68,594	42,767
Bad debt expense (2)	61,006	—
Non-GAAP SG&A Expenses	$825,290	$801,706
GAAP operating income	$653,171	$700,867
Stock-based compensation expense	77,580	50,270
Bad debt expense (2)	61,006	—
Non-GAAP operating income	$791,757	$751,137
GAAP provision for income taxes	$10,594	$69,854
Intangible amortization benefit	5,404	1,783
Tax benefit on intangible assets (5)	43,029	—
Non-GAAP provision for income taxes	$59,027	$71,637
GAAP net income	$444,081	$600,801
Stock-based compensation expense	77,580	50,270
Intangible amortization	65,965	32,035
Bad debt expense (2)	61,006	—
Other (income) charges, net (3)(4)	44,415	(44,009)
Adjustments for taxes (5)	(48,433)	(1,783)
Non-GAAP net income	$644,614	$637,314
EPS:
Net income:
GAAP	$0.79	$1.02
Non-GAAP	$1.14	$1.08

SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2016	March 31, 2015(6)
ASSETS
Current Assets:
Cash and cash equivalents	$1,607,570	$1,628,408
Accounts receivable, net	2,044,757	2,337,515
Inventories	3,454,356	3,488,752
Other current assets	1,171,143	1,285,093
Total current assets	8,277,826	8,739,768

Property and equipment, net	2,257,633	2,092,167
Goodwill and other intangible assets, net	1,345,820	415,175
Other assets	466,402	405,781
Total assets	$12,347,681	$11,652,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$65,166	$45,030
Accounts payable	4,210,992	4,561,194
Accrued payroll	353,547	339,739
Other current liabilities	1,905,200	1,809,128
Total current liabilities	6,534,905	6,755,091

Long-term debt, net of current portion	2,709,389	2,025,970
Other liabilities	497,857	475,580

Total shareholders’ equity	2,605,530	2,396,250
Total liabilities and shareholders’ equity	$12,347,681	$11,652,891

SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve-Month Periods Ended
	March 31, 2016	March 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$444,081	$600,801
Depreciation, amortization and other impairment charges	515,367	540,490
Changes in working capital and other	176,997	(347,257)
Net cash provided by operating activities	1,136,445	794,034

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(510,634)	(347,413)
Proceeds from the disposition of property and equipment	13,676	107,689
Acquisition and divestiture of businesses, net of cash acquired and cash held in divested business	(910,787)	(66,854)
Other investing activities, net	11,369	64,362
Net cash used in investing activities	(1,396,376)	(242,216)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	884,702	319,542
Repayments of bank borrowings and long-term debt	(190,221)	(344,156)
Payments for repurchases of ordinary shares	(420,317)	(415,945)
Net proceeds from issuance of ordinary shares	61,278	23,508
Other financing activities, net	(85,800)	(98,966)
Net cash provided by (used in) financing activities	249,642	(516,017)

Effect of exchange rates on cash and cash equivalents	(10,549)	(1,121)
Net change in cash and cash equivalents	(20,838)	34,680
Cash and cash equivalents, beginning of period	1,628,408	1,593,728
Cash and cash equivalents, end of period	$1,607,570	$1,628,408

SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III, & IV

(1)   To supplement Flex’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, restructuring charges, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance.  We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors.  In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Bad debt expense is comprised of additional provisions for doubtful accounts receivable for customers that are experiencing significant financial difficulties.  These costs are excluded by the Company’s management in assessing its current operating performance and forecasting its earnings trends, and accordingly, are excluded by the Company from its non-GAAP measures.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies.

Other (income) charges, net consists of various other types of items that are not directly related to ongoing or core business results, such as impairment charges associated with non-core investments.  We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations.  Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.

For the twelve-month period ended March 31, 2016, Free Cash Flow was $639 million consisting of GAAP net cash flows from operating activities of $1,136 million less purchases of property and equipment net of proceeds from dispositions of $497 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”

(2)         As was publicly announced on April 21st, SunEdison had filed for chapter 11 bankruptcy protection.  As a result, the Company has recognized a bad debt reserve charge of $61 million associated with its outstanding SunEdison receivables.

(3)         Includes $25 million of non-cash foreign currency translation loss attributable to a non-strategic Western European manufacturing facility we sold and $22 million impairment of a non-core investment in the third quarter of fiscal 2016.

(4)         In accordance with a manufacturing agreement, the Company recognized a $55 million charge for a contractual obligation during the quarter ended March 31, 2014. During the first quarter of fiscal 2015, an amendment was executed which included the removal of the $55 million obligation. Accordingly, the Company reversed this charge with a corresponding credit to other income, included in other (income) charges, net with no impact to cash. In addition, during the first quarter of fiscal 2015, the Company recognized a loss of $11 million in connection with the disposition of a certain European manufacturing facility, which is included in other (income) charges, net.

(5)         Includes a $39 million benefit for the release of valuation allowances on certain of our deferred tax assets resulting from our acquisition of the NEXTracker business during the third quarter of fiscal 2016.

(6)         In April 2015, the FASB issued new guidance which changes the presentation of debt issuance costs in financial statements. As a result of the adoption, $12.7 million of debt issuance costs associated with the Company’s bank borrowings and long-term debt as of March 31, 2015, were reclassified from other current and noncurrent assets, to short-term and long-term debt in the consolidated balance sheet.